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                                                                    EXHIBIT 10.1


[METASTREAM LETTERHEAD]



                                                          September 6, 2000

Mr. Anders Vinberg
160 Bayview Road
Plandome Manor, N.Y.  11030


Dear Anders,

We are pleased to offer to you the full time, regular position of Executive Vice President, Technology with Metastream Corporation and MetaCreations Corporation (the "Companies") commencing on or about September 1, 2000. You will work in our New York City headquarters. Our team is excited that you will be joining us. You will report to and work under the direction of Robert E. Rice, Chief Executive Officer.

You will be an exempt, salaried employee and your starting base compensation shall be $200,000 per year, earned and payable according to the Companies' standard payroll practices. This compensation may be reviewed annually and you will be eligible for any benefit programs, which are generally available to all employees.

Additionally, you will be granted a stock option entitling you to purchase 900,000 shares of Metastream common stock at the exercise price of $5.00 per share. This option will vest 20% on your hire date, 20% on the first anniversary of your hire date and, thereafter, the balance shall vest at the rate of 1/36th per month. However, in light of your prior service as a member of the Board of Directors of Metastream, vesting of this option will occur as if your hire date had been October 5, 1999 if you remain employed by Metastream until at least February 28, 2001. The option to purchase Metastream common stock will be subject to the Metastream 1999 Stock Plan.

You will also be granted an option to purchase 150,000 shares of MetaCreations common stock at the exercise price of the MetaCreations' common stock on the grant date. The option to purchase MetaCreations common stock will vest 25% on the first anniversary of your hire date and thereafter, the balance shall vest at the


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rate of 1/36th per month. The option to purchase MetaCreations common stock will be subject to the MetaCreations Corporation 1996 Nonstatutory Stock Option Plan.

In the event of a change of control of either of the Companies during your employment, 100% of your options to purchase Metastream common stock and MetaCreations common stock will vest. If you are involuntarily terminated as a result of a change of control of the Companies and for reasons other than Cause (as defined below), you will receive base salary continuation, including medical benefits for six (6) months following your termination. Subject to the following sentence, a change of control means the acquisition by any person or entity of the beneficial ownership, directly or indirectly, of securities of either Metastream or MetaCreations representing 50% or more of the total voting power represented by the Company's then outstanding voting securities, the acquisition by any person or entity of substantially all of the Company's assets, or a merger or consolidation of either of the Companies with any other corporation where either of the Companies is not the surviving corporation. A merger of Metastream with MetaCreations or a sale by either Company of all or substantially all of its assets to the other Company shall not be considered a change of control and shall have no effect on the vesting of your options to purchase Metastream common stock or MetaCreations common stock.

The Companies will provide you with a loan of up to $200,000.00 disbursed at your request during the first year of your employment and for use in your sole discretion. The loan will bear interest at the Applicable Federal Rate under
Section 1274(d) of the Internal Revenue Code on the date the loan is made. The loan shall be secured solely by the net, after-tax proceeds from the sale of the shares subject to options to purchase Metastream common stock and MetaCreations common stock. The entire principal and interest shall be due on September 6, 2004.

In the event you are involuntarily terminated without Cause or you terminate your employment for Good Reason within the first thirty-six (36) months of your employment, you will receive base salary continuation, including medical benefits, for six (6) months. "Cause" shall mean (a) a willful failure by you to comply with any specific, lawful direction of the Companies which is related to your duties and responsibilities, (b) performance of any act or failure to perform any act in bad faith and to the detriment of the Companies, or (c) a commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. "Good Reason" shall mean, without your consent,
(i) a significant reduction of your duties, authority or responsibilities relative to your duties, authority or responsibilities immediately prior to such reduction, (ii) a reduction of your base compensation other than a reduction which is a part of and generally consistent with, a general reduction of officer salaries, or (c) a change from the New York City area in the location of the office to which you report.


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Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. As with all Metastream and MetaCreations employees, either party may end the employment relationship at any time, with or without cause. Employment is strictly at the will of each of the parties. This offer, and the Confidentiality Agreement, represent the entire agreement between you and the Companies regarding your employment and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

In acceptance of this position, please sign and return, prior to your proposed start date, a copy of this letter, together with a signed copy of the enclosed Metastream Corporation standard Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Jeanine Borko, 498 Seventh Ave. 18th Floor, New York, NY 10018.

We are delighted that you will be joining Metastream and MetaCreations. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Companies. If you have any questions, please feel free to call me.

Sincerely,

METASTREAM CORPORATION                 METACREATIONS CORPORATION



By   /s/ ROBERT E. RICE                By   /s/ ROBERT E. RICE
   --------------------------------       -------------------------------------
   Robert E. Rice                         Robert E. Rice
   Chief Executive Officer                MetaCreations Corporation


AGREED AND ACCEPTED



  /s/ ANDERS VINBERG
--------------------------------
Anders Vinberg